FOR IMMEDIATE RELEASE	CONTACT: Kate MacKinnon

781-830-3324 kmackinnon@twtr.com

Tweeter Home Entertainment Group Reports Sales for Its Second Fiscal Quarter Ending March 31, 2005

•	Comparable store sales decreased 4% for the quarter

•	Inventory levels decreased by $17 million over prior year

•	Long-term debt reduced to $44 million, from $47 million same period last year

CANTON, MA, April 5, 2005 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its second quarter ended March 31, 2005. Total revenue from continuing operations decreased 1% to $185 million from $186 million for the same period last year. Comparable store sales decreased 4%.

Joe McGuire, Interim CEO and Chief Financial Officer, said, “We are disappointed with our sales results in the March quarter. The shift in the super bowl had January negative and February positive, but the combined months were negative. Comparable sales in March finished at a positive 1%.”

McGuire continued, “We continue to be a company in transition as we move to more of a services centric retailer. Once again, we aggressively grew sales in our in-home services division as home labor sales for the quarter surpassed $10 million, a 47% increase over the same quarter last year, and representing 5.3% of revenue.”

McGuire went on to say, “Initial review of our retail gross margin looks like we will finish with gross margins flat year over year. For the quarter, inventory finished at approximately $107 million, which is approximately $17 million less than a year ago, as our team continues to make solid strides within our supply chain initiatives. Debt ended the quarter at approximately $44 million, which is a reduction of $3 million over the prior year.”

The company plans to release earnings for the quarter on Thursday, April 28, 2005 at 8:00 AM EST. There will be a conference call to discuss the release at 10:30 AM EST that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00 AM on Thursday, April 28, 2005. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Thursday, May 12, 2005 at 11:59 PM.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car.

The company’s fiscal 2004 revenues were $778 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 177 stores under the Tweeter, hifi buys, Sound Advice, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

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For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at
kmackinnon@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks that projected gross margins for the quarter ending March 31, 2005 will not finish flat year over year, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 14, 2004 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.